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                                                                    EXHIBIT 23.1


                          Independent Auditors' Consent



The Board of Directors of Pfizer, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-98105) on Form S-4 of Pfizer Inc. ("Registration Statement") of our report dated February 28, 2002, with respect to the consolidated balance sheets of Pfizer Inc. and Subsidiary Companies as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 10-K of Pfizer Inc. filed March 28, 2002, and to the reference to our firm under the heading "Experts" in the Registration Statement.




KPMG LLP
New York, New York
September 27, 2002